Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098
Thursday, August 15, 2011
EMERSON RADIO CORP. REPORTS FISCAL 2012 FIRST QUARTER RESULTS
MOONACHIE, N.J. — August 15, 2011 — Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its first quarter ended June 30, 2011.
Net revenues for the first quarter of fiscal 2012 were $51.5 million, a decrease of $15.7 million, or 23.3%, from the first quarter of fiscal 2011 net revenues of $67.2 million.
Operating income for the first quarter of fiscal 2012 was $3.9 million, a decrease of $3.5 million, or 48.0%, from the first quarter of fiscal 2011 operating income of $7.4 million. The decline in year-over-year operating income was driven by the lower year-over-year net sales as well as higher year-over-year landed product costs as a percent of selling price, partially offset by lower year-over-year selling, general and administrative expenses.
Net income for the first quarter of fiscal 2012 was $3.3 million, a decrease of $2.6 million, or 43.2%, from the first quarter of fiscal 2011 net income of $5.9 million, and was aided by a realized gain of $0.8 million recorded in the first quarter of fiscal 2012 on the sale of a marketable security. Diluted earnings per share for the first quarter of fiscal 2012 were $0.12 as compared to $.22 for the first quarter of fiscal 2011, a decrease of $0.10, or 45.5%.
Duncan Hon, Deputy Chief Executive Officer of Emerson Radio, commented “As expected, in the first quarter of fiscal 2012, we faced a challenging and highly competitive sales environment, as well as higher product costs due to the continuing appreciation of the renminbi and increases in costs of production in China. These factors led to the year-over-year declines in net revenues and net income for the first quarter. Looking forward, we see these factors continuing throughout the fiscal year. As always, we will remain focused on keeping our costs as low as possible and providing the consumer with the highest level of value in the marketplace on the products we offer.”

About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended
	June 30,
	2011	2010
Net revenues:
Net revenues	$51,524	$67,155

Costs and expenses:
Cost of sales	45,595	57,523
Other operating costs and expenses	387	299
Selling, general and administrative expenses	1,689	1,929

	47,671	59,751

Operating income	3,853	7,404

Other income (expense):
Interest income, net	31	10
Realized gain on sale of marketable security	828	—

Income before income taxes	4,712	7,414
Provision for income taxes	1,375	1,535

Net income	3,337	5,879

Net income per share:
Basic	0.12	0.22
Diluted	0.12	0.22

Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,130	27,131

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	6/30/11
	(Unaudited)	3/31/2011 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$21,536	$39,796
Restricted cash	2,049	600
Investment in marketable security	—	4,725
Accounts receivable, net	30,772	10,929
Other receivables	1,087	1,413
Due from affiliates	15	—
Inventory, net	20,549	8,515
Prepaid expenses and other current assets	504	549
Deferred tax assets	2,235	2,825

Total Current Assets	78,747	69,352
Property, plant, and equipment, net	2,832	2,921
Trademarks and other intangible assets, net	1,545	1,545
Deferred tax assets	1,967	2,540
Other assets	350	358

Total Assets	$85,441	$76,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	—	$2,466
Current maturities of long-term borrowings	46	46
Accounts payable and other current liabilities	22,683	14,408
Due to affiliates	—	2
Accrued sales returns	1,571	1,199
Income taxes payable	244	196

Total Current Liabilities	24,544	18,317
Long-term borrowings	127	150
Deferred tax liabilities	167	158

Total Liabilities	24,838	18,625
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued, and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive (losses) income	(82)	746
Accumulated deficit	(17,715)	(21,055)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total shareholders’ equity	60,603	58,091

Total Liabilities and Shareholders’ Equity	$85,441	$76,716

(A) Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the Securities and Exchange Commission on July 14, 2011.